Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 18, 2013, is by and among Hayman Capital Management, L.P., Hayman Investments, L.L.C., J. Kyle Bass and John Brandon Osmon (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Class A Common Stock, par value $0.01 per share, of NMI Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

HAYMAN CAPITAL MANAGEMENT, L.P.

By: Hayman Investments, L.L.C.
its General Partner

By: /s/ Christopher E. Kirkpatrick
Christopher E. Kirkpatrick
General Counsel

HAYMAN INVESTMENTS, L.L.C.

By: /s/ Christopher E. Kirkpatrick
Christopher E. Kirkpatrick
General Counsel

J. KYLE BASS

/s/ J. Kyle Bass
J. Kyle Bass, Individually

JOHN BRANDON OSMON

/s/ John Brandon Osmon
John Brandon Osmon, Individually